UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)*

Sovos Brands, Inc.
 (Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)

84612U107
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84612U107	SCHEDULE 13G	Page 2 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
42,612,154

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
42,612,154

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42,612,154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 3 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
42,612,154

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
42,612,154

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42,612,154

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
42.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 4 of 42 Pages
1	NAMES OF REPORTING PERSONS
Noosa GP, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,453,293

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,453,293

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,453,293

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 5 of 42 Pages
1	NAMES OF REPORTING PERSONS
Noosa Holdco, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,453,293

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,453,293

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,453,293

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 6 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
28,158,861

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
28,158,861

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
28,158,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
27.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 7 of 42 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.à.r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
19,619,193

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
19,619,193

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,619,193

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 8 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,556,444

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,556,444

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,556,444

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 9 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,877,923

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,877,923

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,877,923

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 10 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,400,175

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,400,175

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,400,175

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 11 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,186,378

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,186,378

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,186,378

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 12 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,277,513

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,277,513

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,277,513

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 13 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
861,939

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
861,939

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
861,939

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 14 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
737,088

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
737,088

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
737,088

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 15 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
218,415

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
218,415

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
218,415

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 16 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,935,256

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,935,256

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,935,256

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 17 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,799,578

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,799,578

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,799,578

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 18 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,768,484

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,768,484

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,768,484

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 19 of 42 Pages
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
7,364,696

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
7,364,696

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,364,696

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 20 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,650,861

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,650,861

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,650,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 21 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
820,916

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
820,916

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
820,916

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 22 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,392,365

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,392,365

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,392,365

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 23 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
746,493

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
746,493

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
746,493

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 24 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
754,061

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
754,061

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
754,061

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 25 of 42 Pages
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,174,972

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,174,972

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,174,972

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 26 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
61,579

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
61,579

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 27 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
358,663

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
358,663

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
358,663

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 28 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
76,729

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
76,729

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
76,729

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 29 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
47,783

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
47,783

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,783

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 30 of 42 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
630,218

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
630,218

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
630,218

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 101,455,355 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 84612U107	SCHEDULE 13G	Page 31 of 42 Pages
Item 1.	Issuer

(a)	Name of Issuer:

Sovos Brands, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

168 Centennial Parkway, Suite 200
Louisville, CO 80027

Item 2.	Filing Person

(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)	Advent International, L.P., a Delaware limited partnership (f/k/a Advent International Corporation);
(ii)	Advent International GP, LLC, a Delaware limited liability company;
(iii)	Noosa GP, Inc., a Delaware corporation;
(iv)	Noosa Holdco, L.P., a Delaware limited partnership;
(v)	Advent International GPE VIII, LLC, a Delaware limited liability company;
(vi)	GPE VIII GP S.à.r.l., a Luxembourg Société à responsabilité limitée;
(vii)	Advent International GPE VIII Limited Partnership, a Delaware limited partnership;
(viii)	Advent International GPE VIII-B-1 Limited Partnership, a Delaware limited partnership;
(ix)	Advent International GPE VIII-B-2 Limited Partnership, a Delaware limited partnership;
(x)	Advent International GPE VIII-B-3 Limited Partnership, a Delaware limited partnership;
(xi)	Advent International GPE VIII-B Limited Partnership, a Delaware limited partnership;
(xii)	Advent International GPE VIII-C Limited Partnership, a Delaware limited partnership;
(xiii)	Advent International GPE VIII-D Limited Partnership, a Delaware limited partnership;
(xiv)	Advent International GPE VIII-F Limited Partnership, a Delaware limited partnership;
(xv)	Advent International GPE VIII-H Limited Partnership, a Delaware limited partnership;
(xvi)	Advent International GPE VIII-I Limited Partnership, a Delaware limited partnership;
(xvii)	Advent International GPE VIII-J Limited Partnership, a Delaware limited partnership (the funds set forth in the foregoing clauses (vii)-(xvii), the “Advent VIII Luxembourg Funds”);
(xviii)	GPE VIII GP Limited Partnership, a Cayman Islands limited partnership;
(xix)	Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership;
(xx)	Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership;
(xxi)	Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership;
(xxii)	Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership;
(xxiii)	Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xix)-(xxiii), the “Advent VIII Cayman Funds”);
(xxiv)	AP GPE VIII GP Limited Partnership, a Delaware limited partnership;
(xxv)	Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership;
(xxvi)	Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxvii)	Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership;
(xxviii)	Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxix)
Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxv)-(xxix), the “Advent VIII Partners Funds” and together with the Advent VIII Luxembourg Funds and the Advent VIII Cayman Funds, the “Advent VIII Funds”).

CUSIP No. 84612U107	SCHEDULE 13G	Page 32 of 42 Pages
Noosa LP is beneficially owned by the following funds: (a) Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership (the funds set forth in the foregoing clause (a), the “Advent VII Luxembourg Funds”); (b) Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership (the funds set forth in the foregoing clause (b), the “Advent VII Cayman Funds”); and (c) Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership and Advent Partners GPE VII-A 2014 Cayman Limited Partnership (the funds set forth in the foregoing clause (c), the “Advent VII Partners Funds” and, together with the Advent VII Luxembourg Funds and the Advent VII Cayman Funds, the “Advent VII Funds”). The Advent VII Funds have ownership interests in Noosa LP and its general partner, Noosa GP, Inc., but none of the Advent VII Funds has voting or dispositive power over any shares.

GPE VIII GP S.à.r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à.r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. GPE VII GP S.à.r.l. is the general partner of the Advent VII Luxembourg Funds. GPE VII GP Limited Partnership is the general partner of the Advent VII Cayman Funds. Advent International GPE VII, LLC is the manager of GPE VII GP S.à.r.l. and is the general partner of GPE VII GP Limited Partnership and each of the Advent VII Partners Funds.

Advent International, L.P. is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds, and is the manager of Advent International GPE VII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VII Luxembourg Funds, the Advent VII Cayman Funds, the Advent VII Partners Funds and Noosa LP. Advent International GP, LLC is the general partner of Advent International, L.P.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

During 2023, Advent International Corporation effected a change in the form of entity and became Advent International, L.P. Accordingly, Advent International GP, LLC, which is the general partner of Advent International, L.P., has been added as a Reporting Person on this Schedule 13G.

(d)	Title of Class of Securities:

          Common Stock, $0.001 par value per share ( “Common Stock”)

(e)	CUSIP Number:

84612U107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) -- (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 84612U107	SCHEDULE 13G	Page 33 of 42 Pages
	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International, L.P.	42,612,154	42,612,154	—	42,612,154	—	42.0%
Advent International GP, LLC	42,612,154	42,612,154	—	42,612,154	—	42.0%
Noosa GP, Inc.	14,453,293	14,453,293	—	14,453,293	—	14.2%
Noosa Holdco, L.P.	14,453,293	14,453,293	—	14,453,293	—	14.2%
Advent International GPE VIII, LLC	28,158,861	28,158,861	—	28,158,861	—	27.8%
GPE VIII GP S.à.r.l.	19,619,193	19,619,193	—	19,619,193	—	19.3%
Advent International GPE VIII Limited Partnership	1,556,444	1,556,444	—	1,556,444	—	1.5%
Advent International GPE VIII-B-1 Limited Partnership	1,877,923	1,877,923	—	1,877,923	—	1.9%
Advent International GPE VIII-B-2 Limited Partnership	1,400,175	1,400,175	—	1,400,175	—	1.4%
Advent International GPE VIII-B-3 Limited Partnership	2,186,378	2,186,378	—	2,186,378	—	2.2%
Advent International GPE VIII-B Limited Partnership	5,277,513	5,277,513	—	5,277,513	—	5.2%
Advent International GPE VIII-C Limited Partnership	861,939	861,939	—	861,939	—	0.8%
Advent International GPE VIII-D Limited Partnership	737,088	737,088	—	737,088	—	0.7%
Advent International GPE VIII-F Limited Partnership	218,415	218,415	—	218,415	—	0.2%
Advent International GPE VIII-H Limited Partnership	1,935,256	1,935,256	—	1,935,256	—	1.9%
Advent International GPE VIII-I Limited Partnership	1,799,578	1,799,578	—	1,799,578	—	1.8%
Advent International GPE VIII-J Limited Partnership	1,768,484	1,768,484	—	1,768,484	—	1.7%
GPE VIII GP Limited Partnership	7,364,696	7,364,696	—	7,364,696	—	7.3%
Advent International GPE VIII-A Limited Partnership	3,650,861	3,650,861	—	3,650,861	—	3.6%
Advent International GPE VIII-E Limited Partnership	820,916	820,916	—	820,916	—	0.8%
Advent International GPE VIII-G Limited Partnership	1,392,365	1,392,365	—	1,392,365	—	1.4%
Advent International GPE VIII-K Limited Partnership	746,493	746,493	—	746,493	—	0.7%
Advent International GPE VIII-L Limited Partnership	754,061	754,061	—	754,061	—	0.7%
AP GPE VIII GP Limited Partnership	1,174,972	1,174,972	—	1,174,972	—	1.2%
Advent Partners GPE VIII Limited Partnership	61,579	61,579	—	61,579	—	0.1%
Advent Partners GPE VIII Cayman Limited Partnership	358,663	358,663	—	358,663	—	0.4%
Advent Partners GPE VIII-A Limited Partnership	76,729	76,729	—	76,729	—	0.1%
Advent Partners GPE VIII-A Cayman Limited Partnership	47,783	47,783	—	47,783	—	<0.1%
Advent Partners GPE VIII-B Cayman Limited Partnership	630,218	630,218	—	630,218	—	0.6%

The foregoing excludes an aggregate of 2,148,625 shares of common stock of the Issuer that the Advent Funds may be entitled to receive upon the forfeiture of shares of restricted common stock currently held by certain directors and employees of the Issuer pursuant to a pre-set formula set forth in the Second Amended and Restated Agreement of Limited Partnership of Sovos Brands Limited Partnership, as amended.

CUSIP No. 84612U107	SCHEDULE 13G	Page 34 of 42 Pages
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 84612U107	SCHEDULE 13G	Page 35 of 42 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024	ADVENT INTERNATIONAL, L.P.
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GP, LLC

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	NOOSA HOLDCO, LP
By: NOOSA GP, INC., GENERAL PARTNER

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2024	NOOSA GP, INC.

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-F LIMITED PARTNERSHIP

CUSIP No. 84612U107	SCHEDULE 13G	Page 36 of 42 Pages
ADVENT INTERNATIONAL GPE VIII-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

By: GPE VIII GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

By: GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 37 of 42 Pages
Date: February 14, 2024	ADVENT PARTNERS GPE VIII LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 38 of 42 Pages
AP GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII, LLC

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 39 of 42 Pages
EXHIBIT 99.1
JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Date: February 14, 2024	ADVENT INTERNATIONAL, L.P.
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GP, LLC

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	NOOSA HOLDCO, LP
By: NOOSA GP, INC., GENERAL PARTNER

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2024	NOOSA GP, INC.

/s/ David Roberts
	Name:	David Roberts
	Title:	President & Secretary

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-1 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-2 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B-3 LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-D LIMITED PARTNERSHIP

CUSIP No. 84612U107	SCHEDULE 13G	Page 40 of 42 Pages
ADVENT INTERNATIONAL GPE VIII-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-I LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-J LIMITED PARTNERSHIP

By: GPE VIII GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-E LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-K LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VIII-L LIMITED PARTNERSHIP

By: GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 41 of 42 Pages
Date: February 14, 2024	ADVENT PARTNERS GPE VIII LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VIII-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE VIII GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE VIII, LLC, MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 84612U107	SCHEDULE 13G	Page 42 of 42 Pages
AP GPE VIII GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE VIII, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE VIII, LLC

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance